UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2016

WATTS WATER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11499	04-2916536
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On February 12, 2016, Watts Water Technologies, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company who become borrowers under the Credit Agreement, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and the other lenders referred to therein, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The following is a summary of the material terms and conditions of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement.

The Credit Agreement provides for a $500 million, five-year, senior unsecured revolving credit facility (the “Revolving Credit Facility”) with a sublimit of up to $100 million in letters of credit.  The Credit Agreement also provides for a $300 million, five-year, term loan facility (the “Term Loan Facility”) available to the Company in a single draw.

The Company borrowed $300 million under the Term Loan Facility on February 12, 2016 (the “Closing Date”).  The Company used approximately $278 million of the proceeds of the borrowings made on the Closing Date under the Credit Agreement to prepay all outstanding loans, accrued and unpaid interest and fees thereon under the Company’s previous Credit Agreement, dated as of February 18, 2014 (the “2014 Credit Agreement”).  Upon the repayment of all outstanding amounts under the 2014 Credit Agreement, the 2014 Credit Agreement was terminated.  The Company intends to use the remaining $22 million of proceeds from borrowings made on the Closing Date under the Term Loan Facility and future borrowings under the Revolving Credit Facility to pay off all amounts outstanding under its $225 million of 5.85% senior unsecured notes due April 30, 2016 on their due date.  The Company also intends to use future borrowings under the Revolving Credit Facility for acquisitions, working capital and other general corporate purposes.

Borrowings outstanding under the Revolving Credit Facility bear interest at a fluctuating rate per annum equal to an applicable percentage defined as (i) in the case of Eurocurrency rate loans, the British Bankers Association LIBOR rate plus an applicable percentage, ranging from 0.975% to 1.45%, determined by reference to the Company’s consolidated leverage ratio plus, or (ii) in the case of base rate loans and swing line loans, the highest of (a) the federal funds rate plus 0.5%, (b) the rate of interest in effect for such day as announced by JPMorgan Chase Bank, N.A. as its “prime rate,” and (c) the British Bankers Association LIBOR rate plus 1.0%, plus an applicable percentage, ranging from 0.00 % to 0.45%, determined by reference to the Company’s consolidated leverage ratio.

Borrowings outstanding under the Term Loan Facility bear interest at a fluctuating rate per annum equal to an applicable percentage defined as (i) in the case of Eurocurrency rate loans, the British Bankers Association LIBOR rate plus an applicable percentage, ranging from 1.125% to 1.75%, determined by reference to the Company’s consolidated leverage ratio plus, or (ii) in the case of base rate loans, the highest of (a) the federal funds rate plus 0.5%, (b) the rate of interest in effect for such day as announced by JPMorgan Chase Bank, N.A. as its “prime rate,” and (c) the British Bankers Association LIBOR rate plus 1.0%, plus an applicable percentage, ranging from 0.125 % to 0.75%, determined by reference to the Company’s consolidated leverage ratio.  The loan under the Term Loan Facility amortizes as follows: 0% per annum during the first year, 7.5% in the second and third years, and 10% in the fourth and fifth years. Payments when due are made ratably each year in quarterly installments.

In addition to paying interest under the Credit Agreement, the Company is also required to pay certain fees in connection with the credit facility, including, but not limited to, an unused facility fee and letter of credit fees.

The Company’s obligations under the Credit Agreement are initially guaranteed by certain of the Company’s domestic subsidiaries. The obligations of the Company’s Netherlands subsidiary, Watts Water Technologies EMEA, B.V., which is a borrower under the Credit Agreement, are guaranteed by certain of the Company’s domestic subsidiaries.

The Credit Agreement matures on February 12, 2021, subject to extension under certain circumstances and subject to the terms of the Credit Agreement.  The Company may repay loans outstanding under the Credit Agreement from time to time without premium or penalty, other than customary breakage costs, if any, and subject to the terms of the Credit Agreement.  Once repaid, amounts borrowed under the Term Loan Facility may not be reborrowed.

The Credit Agreement imposes various restrictions on the Company and its subsidiaries, including restrictions pertaining to:  (i) the incurrence of additional indebtedness, (ii) limitations on liens, (iii) making distributions, dividends and other payments, (iv) mergers, consolidations and acquisitions, (v) dispositions of assets, (vi) certain consolidated leverage ratios and consolidated interest coverage ratios, (vii) transactions with affiliates, (viii) changes to governing documents, and (ix) changes in control.

The Credit Agreement contains usual and customary events of default for transactions of this type. If an event of default occurs and is continuing, the lenders have the right to accelerate and require the Company to repay all amounts outstanding under the Credit Agreement.

The Company and certain subsidiaries of the Company entered into a Guaranty, dated as of February 12, 2016 (the “Credit Guaranty”), a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference. Pursuant to the Credit Guaranty, the domestic subsidiaries have guaranteed payment of the obligations of the Company and the foreign designated borrowers under the Credit Agreement. The above summary of the Credit Guaranty is qualified in its entirety by reference to the Credit Guaranty.

Item 2.02.                                        Results of Operations and Financial Condition.

On February 16, 2016, the Company announced its financial results for the fiscal quarter and year ended December 31, 2015.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated herein by reference.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 16, 2016, Munish Nanda, President, Americas, was appointed President, Americas & Europe.  In his expanded role, Mr. Nanda will lead our European business in addition to the Americas business, which he has led since he joined the Company in April 2015.

Also effective as of February 16, 2016, Elie Melhem, President, Asia-Pacific, was appointed President, Asia-Pacific, the Middle East & Africa.  In his expanded role, Mr. Melhem will have responsibility for the Company’s business in the Middle East and Africa in addition to his current role leading the Company’s business in Asia-Pacific.

On February 9, 2016, Mario Sanchez, President, EMEA of the Company, gave notice of his decision to resign from the Company effective April 1, 2016.  The Company expects that Mr. Sanchez will assist in the transition of his duties for the duration of his employment with the Company.

On February 14, 2016, the Company and Mr. Sanchez entered into a separation agreement in connection with Mr. Sanchez’s resignation from the Company (the “Separation Agreement”).  Pursuant to the Separation Agreement, (i) Mr. Sanchez will receive a lump-sum payment in the amount of $364,000, which amount is the equivalent of 12 months of Mr. Sanchez’s base salary, (ii) Mr. Sanchez will receive an additional lump-sum payment in the amount of $107,000, which is equivalent to one-third of the value of Mr. Sanchez’s equity awards that would have vested in August 2016, (iii) Mr. Sanchez will receive six months of career transition services, and (iv) the Company will pay the costs for the relocation of Mr. Sanchez and his family from Europe to the United States.  The Separation Agreement contains a general release from Mr. Sanchez, the effectiveness of which is subject to statutory review and revocation periods.  No payments or other benefits will be paid pursuant to the Separation Agreement until the statutory revocation period has passed.  The Separation Agreement subjects Mr. Sanchez to non-competition and non-solicitation covenants for a twelve-month period following the date of his separation. The Separation Agreement also contains certain non-disparagement covenants.

In accordance with the terms of the Company’s Amended and Restated 2004 Stock Incentive Plan and the award agreements thereunder, Mr. Sanchez will be entitled to exercise the vested portion of his stock options for a period of six months following his last day of employment with the Company and Mr. Sanchez’s nonvested stock options and nonvested shares of restricted stock will be cancelled as of the last day of his employment.  Pursuant to the terms of the Management Stock Purchase Plan, Mr. Sanchez’s nonvested restricted stock units (“RSUs”) will be cancelled as of the last day of his employment and he will receive a cash payment equal to the number of such nonvested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Registrant’s Class A Common Stock on the date the RSU was awarded plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate in effect on the award date and each anniversary thereof, or (b) the fair market value of the Registrant’s Class A Common Stock on the last day of Mr. Sanchez’s employment.  The cash payment for Mr. Sanchez’s nonvested RSU’s will not be made until six months after his date of termination.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is included herewith as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

10.1

Credit Agreement, dated as of February 12, 2016, among the Company, certain subsidiaries of the Company as Borrowers, JP Morgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders referred to therein.

10.2	Guaranty, dated as of February 12, 2016, by the Company and the subsidiaries of the Company set forth therein, in favor of JPMorgan Chase Bank, N.A. and the other lenders referred to therein.

10.3	Separation Agreement between the Company and Mario Sanchez

99.1	Press Release dated February 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATTS WATER TECHNOLOGIES, INC.

/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel, Executive Vice President and Secretary

Dated: February 16, 2016

INDEX TO EXHIBITS

Exhibit Number	Description

10.1

Credit Agreement, dated as of February 12, 2016, among the Company, certain subsidiaries of the Company as Borrowers, JP Morgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders referred to therein.

10.2	Guaranty, dated as of February 12, 2016, by the Company and the subsidiaries of the Company set forth therein, in favor of JPMorgan Chase Bank, N.A. and the other lenders referred to therein.

10.3	Separation Agreement between the Company and Mario Sanchez

99.1	Press Release dated February 16, 2016